EXHIBIT 10-L (b)

AMENDMENT 4Q2020-I

COLGATE-PALMOLIVE COMPANY
SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN

WHEREAS, Colgate-Palmolive Company (the “Company”) maintains the Colgate-Palmolive Company Supplemental Savings and Investment Plan (the “Plan”) for the benefit of eligible employees of the Company and certain designated affiliated companies;

WHEREAS on December 10, 2015, the Board of Directors of the Company resolved that subject to certain restrictions, the Employee Relations Committee (the “Committee”) is authorized to take certain actions, including adopting plan amendments to certain plans or arrangements sponsored by the Company; and

WHEREAS, the Committee desires to amend the Plan to reflect certain actions approved by the Committee at its June 15, 2020 and December 2, 2020 meetings.

NOW THEREFORE, the Plan is hereby amended, effective in the following respects as of the dates indicated below:

CLARIFICATION REGARDING DEFINITION OF ELIGIBLE EMPLOYEE
1.Effective as of January 1, 2020, Section 2.7 of the Plan is amended in its entirety to read as follows:

“Section 2.7 “Eligible Employee” shall mean for Plan Years prior to 2011 (a) a non-union person who is employed by the Employer on a full-time or part-time basis as of January 1 of a Plan Year and is, or is expected to become, eligible to participate in the Base Plan during the Plan Year, or (b) a United States Employee in Foreign Service as of January 1 of a Plan Year who is eligible to participate in the Base Plan, and whose Recognized Earnings for such Plan Year in either case are expected to be limited by Code section 401(a)(17). For Plan Years beginning on or after January 1, 2011, “Eligible Employee” shall mean (a) a non-union person who is employed by the Employer on a full-time or part-time basis and is eligible to participate in the Base Plan, or (b) a United States Employee in Foreign Service who is eligible to participate in the Base Plan, and whose Recognized Earnings in either case are limited by Code section 401(a)(17). For Plan Years beginning on or after January 1, 2020, an “Eligible Employee” shall also include an EICP ABRC Member.”

COVID-19 PANDEMIC-RELATED RELIEF PROVISION

2.Effective as of March 1, 2020, a new Appendix A shall be added to the Plan to read in its entirety as follows:

“APPENDIX A
TEMPORARY COVID-19 PANDEMIC-RELATED RELIEF PROVISION
DOL and IRS Extension of Claims and Appeals Deadline Relief
    With respect to any requirement for Participant or Beneficiaries to timely furnish a notice or document or comply with a claims procedure deadline during the period between March 1, 2020 and the earlier of (1) 60 days after the announced end of the COVID-19 National Emergency or (2) February 28, 2021, relief pursuant to EBSA Disaster Relief Notice 2020-01, the Extension of Certain Timeframes for Employee Benefit Plans, Participants, and Beneficiaries Affected by the COVID–19 Outbreak published in the Federal Register on May 4, 2020, and any other applicable guidance by the IRS, Department of Labor or Treasury Department, shall apply. The Employee Relations Committee or its delegatees and other responsible fiduciaries under the Plan shall act in good faith and furnish any required notice, disclosure, or document or comply with any applicable deadline as soon as administratively practicable under the circumstances or as set forth in such guidance.”
In all respects not modified herein, the Plan is ratified, confirmed and approved.

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment 4Q2020-I this 2nd day of December, 2020 to be effective as of the dates indicated herein.

COLGATE-PALMOLIVE COMPANY

By:     /s/ Laura Flavin
Laura Flavin
Vice President, Global Compensation and Benefits